EXHIBIT 99.1

For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Second Quarter 2004 Earnings

Indianapolis, Indiana, (July 22, 2004) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported second quarter net income available to common shareholders of $9.8 million, or $0.42 per diluted share.  For the second quarter of 2003, which results also include $6 million received from America West due to the termination of the code-share agreement with them, net income available to common shareholders was $12.5 million, or $0.60 per diluted share.  Weighted average diluted common shares outstanding increased to 23.1 million, or 10.7%, a result of the Company’s initial public offering of common shares, completed in May 2004.

Second quarter operating revenues increased 17.5% to $124.7 million, from $106.1 million in the second quarter of 2003.   Compared to the same period last year, capacity grew 28.7% to 1.06 billion available seat miles (ASMs) with block hours increasing 31.3% to approximately 79,400.

Total operating expenses per ASM, including interest, for the second quarter of 2004 decreased approximately 1.0% to $0.102 from $0.103 for the same quarter of 2003.

During the quarter, the Company took delivery of five 50-seat regional jets, bringing its total fleet size to 88 (15 American, 36 Delta, 2 United and 35 US Airways).   Four of these aircraft were debt financed and one was leased financed.

On May 26, 2004, the Company completed its initial public offering of 5.0 million common shares at a price of $13 per share.  The Company retained approximately $39 million after paying offering expenses, underwriters’ discounts and repaying debt.

At June 30, 2004, the Company had approximately $42.9 million in cash and marketable securities compared to $1.2 million as of March 31, 2004.

The Company will conduct a telephone briefing to discuss its second quarter results today at 1:00 p.m. EDT.  A live Webcast of this briefing will be available online at www.rjet.com – investor relations.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company. Its principal operating subsidiary, Chautauqua Airlines was recently named this year’s Regional Airline of the Year by Air Transport World and Regional Airline World.  The airline is celebrating its thirtieth anniversary of scheduled commercial passenger service. Chautauqua Airlines offers scheduled passenger service on more than 575 flights daily to 66 cities in 29 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. The all-jet airline currently operates a fleet of 88 Embraer regional jets, including 58 ERJ-145s, 15 ERJ-140s and 15 ERJ-135’s. All of its flights are operated under its major airline partner brands, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,100 aviation professionals.

Additional Information

In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, that:  Republic Airways is dependent on its code-share relationships with its major partners; terrorist attacks have harmed Republic Airways’ business and may harm its business in the future; Republic Airways’ code-share agreements with United will be terminated if United does not emerge from bankruptcy; Republic Airline requires an operating certificate before it can commence flying operations; if the financial strength of any of Republic Airways’ code-share partners decreases, Republic Airways’ financial strength is at risk; Republic Airways’ code-share partners may expand their direct operation of regional jets thus limiting the expansion of Republic Airways’ relationship with them; any labor disruption or labor strikes would adversely affect Republic Airways’ ability to conduct its business; Republic Airways’ current growth plans may be materially affected by substantial risks, some of which are outside of Republic Airways’ control; Republic Airways’ code-share partners may be restricted in increasing the level of business that they conduct with Republic Airways, thereby limiting its growth; Republic Airways’ fleet expansion program will require a significant increase in Republic Airways’ leverage and the financing it requires may not be available on favorable terms or at all; Republic Airways may be subject to additional liability in connection with its decision to phase out of revenue service its Saab 340 aircraft; Republic Airways depends on Embraer to supply Republic Airways with the aircraft it requires to expand; reduced utilization levels of Republic Airways’ aircraft under the fixed-fee agreements would adversely impact its revenues and earnings; increases in Republic Airways’ labor costs, which constitute a substantial portion of Republic Airways’ total operating costs, will directly impact Republic Airways’ earnings; Republic Airways’ business could be harmed if Republic Airways loses the services of its key personnel; Republic Airways may experience difficulty finding, training and retaining employees; Republic Airways flies and depends upon Embraer regional jets and Republic Airways’ business is at risk if it does not receive timely deliveries of aircraft or if the public negatively perceives Republic Airways’ aircraft; Republic Airways is at risk of losses stemming from an accident involving any of its aircraft; Republic Airways will be controlled by Wexford Capital as long as they own or control a majority of its common stock, and they may make decisions with which other stockholders disagree; Republic Airways may have conflicts of interest with Wexford Capital, and because of their controlling ownership, Republic Airways may not be able to resolve these conflicts on an arm’s length basis; the airline industry has been subject to a number of strikes which could affect Republic Airways’ business; the airline industry is highly competitive; airlines are often affected by certain factors beyond their control, including weather conditions which can affect their operations; the airline industry has recently gone through a period of consolidation and transition; consequently, Republic Airways has fewer potential partners; and the airline industry is heavily regulated.

Republic Airways Holdings Inc.

Unaudited Financial and Operating Highlights

	Three Months Ended June 30,
	2004	2003	Change
Financial Highlights (000)
Operating revenues (1)	124,692	106,147	17.5%
Operating expenses	102,704	79,902	28.5%
Pre-tax income (1)	16,314	21,003	(22.3)%
Net income available for common shareholders (1)	9,789	12,523	(21.8)%
Basic net income available for common shareholders per share (1)	$0.44	$0.63	(30.2)%
Diluted net income available for common shareholders per share (1)	$0.42	$0.60	(30.0)%
Weighted average common shares: (000)
Basic	22,317	20,000	11.6%
Diluted	23,055	20,827	10.7%
Operating Highlights
Passengers carried	1,531,090	1,130,497	35.4%
Revenue passenger miles (000)	745,982	539,316	38.3%
Available seat miles (000)	1,064,407	827,065	28.7%
Passenger load factor	70.1%	65.2%	4.9	Pts.
Block hours	79,427	60,473	31.3%
Departures	48,071	37,667	27.6%
Revenue per available seat mile	$.117	$.128	(8.6)%
Cost per available seat mile	$.102	$.103	(1.0)%
Average stage length	478	469	1.9%
Aircraft in service (end of period)	88	73	20.5%

	Six Months Ended June 30,
	2004	2003	Change
Financial Highlights (000)
Operating revenues (1)	243,889	199,826	22.1%
Operating expenses	199,249	154,874	28.7%
Pre-tax income (1)	32,874	35,571	(7.6)%
Net income available for common shareholders (1)	19,725	21,174	(6.8)%
Basic net income available for common shareholders per share (1)	$0.93	$1.06	(12.3)%
Diluted net income available for common shareholders per share (1)	$0.91	$1.02	(10.8)%
Weighted average common shares: (000)
Basic	21,159	20,000	5.8%
Diluted	21,718	20,827	4.3%
Operating Highlights
Passengers carried	2,771,697	2,036,187	36.1%
Revenue passenger miles (000)	1,360,118	951,441	43.0%
Available seat miles (000)	2,080,563	1,524,235	36.5%
Passenger load factor	65.4%	62.4%	3.0	Pts.
Block hours	154,652	113,043	36.8%
Departures	93,052	70,309	32.3%
Revenue per available seat mile	$.117	$.131	(10.7)%
Cost per available seat mile	$.102	$.108	(5.6)%
Average stage length	482	460	4.8%
Aircraft in service (end of period)	88	73	20.5%

(1)          Includes in the second quarter of 2003, an amount received from America West in connection with the termination of our code-share agreement with them as follows:

Operating revenue and Pre-tax income- $6,000; Net income available for common shareholders - $3,600; Basic net income per share - $0.18; Diluted net income per share $0.17

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